                                Exhibit No. 11.1



                        Statement of Computation of Net
                         Investment Income Per Limited
                                Partnership Unit

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                        STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


                                             For the Three Months         For the Six Months
                                                Ended June 30,              Ended June 30,
                                           ------------------------    ------------------------
                                              1997          1996          1997          1996
                                           ----------    ----------    ----------    ----------
Net Investment Income                      $  195,129    $  335,406    $  378,164    $  634,603

Percentage Allocable to Limited Partners           99%           99%           99%           99%
                                           ----------    ----------    ----------    ----------

Net Investment Income Allocable
   to Limited Partners                     $  193,178    $  332,052    $  374,382    $  628,257
                                           ==========    ==========    ==========    ==========

Weighted Average Number of Limited
   Partnership Units Outstanding            1,299,176     1,407,244     1,299,176     1,407,244
                                           ==========    ==========    ==========    ==========

Net Investment Income Per Limited
   Partnership Unit                        $      .15    $      .24    $      .29    $      .45
                                           ==========    ==========    ==========    ==========